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                                                                    EXHIBIT 99.5


Contact:  F. Richard Nichol, Ph.D.            Robert R. Holmen
          CHAIRMAN OF THE BOARD               VICE PRESIDENT AND GENERAL COUNSEL
          PRESIDENT AND CHIEF EXECUTIVE OFFICER

          Donna D. Slade
          ASSISTANT DIRECTOR, INVESTOR RELATIONS/PUBLIC RELATIONS

          949/753-6110

COCENSYS, INC. COMPLETES SALE OF HOLDINGS IN CYTOVIA, INC. AND PARTIAL REPURCHASE OF ITS SERIES E PREFERRED STOCK

IRVINE, CALIFORNIA/PR NEWSWIRE/MAY 18, 1999 - CoCensys, Inc. (Nasdaq: COCN) today announced that it has completed sale of its stockholdings in Cytovia, Inc., for an aggregate purchase price of $3.3 million. With the proceeds of the sale, CoCensys completed its repurchase of an aggregate of 3,180 shares ($3.18 million face value) of its Series E Convertible Preferred Stock.

As previously reported, CoCensys had entered into an agreement to sell its stockholdings in Cytovia, a technology spin-off from CoCensys formed in 1998, and into agreements with the holders of its Series E Preferred Stock to repurchase shares of that Series. Consummation of each agreement was subject to certain conditions, which have now been satisfied.

Following the repurchase, and taking into account recent conversions of the Series E Preferred Stock, as of May 17, 1999, $1.8 million (including accrued dividends) of Series E Preferred Stock remains outstanding. As of that date, CoCensys had 4.6 million shares of common stock issued and outstanding.

CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. CoCensys' product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke. CoCensys has development programs with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to develop analogs of naturally-occurring neuroactive compounds, "epalons," for the treatment of anxiety, with Parke-Davis, a division of Warner-Lambert Company, to identify and develop subtype-selective NMDA receptor antagonists for the treatment of a variety of neurological and psychiatric diseases, and with Senju Pharmaceutical and Parke-Davis for the exploration of ophthalmic indications of CoCensys' glutamate receptor antagonist compounds. More information about CoCensys is available on its web site at www.cocensys.com.
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